PRESS RELEASE

July 13, 2004

(10:00 am for Immediate Release)

Chemung Financial Reports 2nd Quarter/First Half Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported 2nd quarter unaudited net income of $2.012 million vs. year-earlier results of $1.417 million, an increase of 42.0%. Earnings per share for the quarter totaled $0.53 as compared with $0.37 a year ago, an increase of 43.2% on approximately 48,000 fewer average shares outstanding.

Net profits for the first half of 2004 totaled $4.176 million vs. $3.443 million last year, an increase of 21.3%. Earnings per share increased 22.2% from $0.90 to $1.10 per share on approximately 41,000 fewer average shares outstanding.

In a prepared statement released this morning, Jan P. Updegraff, President & CEO, stated:

"Despite continuing pressure on net interest income and margin related to historically low interest rates and reduced average loan balances, we are pleased to report significant improvement in both our second quarter and year-to-date earnings. This improvement in both periods was the result of a lower provision for loan loss expense as well as increased non-interest income.

Average earning assets during the second quarter of 2004 increased $8.7 million or 1.3% when compared to second quarter 2003 averages. Net interest income, however, decreased $64 thousand as the margin declined 7 basis points from 3.68% in the second quarter of last year to 3.61% in the second quarter of 2004. Our provision for loan loss expense declined to $333 thousand compared to $1.6 million in the second quarter of last year, a decrease of $1.267 million. During the second quarter of last year, we significantly increased our allowance for loan losses through increased provisions for loan loss expense in recognition of the adverse business environment faced by certain of our commercial loan clients. The reduction in the second quarter provision as compared to last year reflects the fact that management feels that the allowance for loan losses has reached an appropriate level, and we see some positive indications of a more favorable business environment.

Non-interest income during the second quarter of 2004 increased $36 thousand. While gains on the sale of securities were down $410 thousand, all other non-interest income increased $446 thousand. This increase was primarily the result of higher fee income generated by our $1.3 billion Trust and Investment Center, as well as increased fee income related to deposit services, and an increase in revenue from our equity investment in Cephas Capital Partners, LP.

Year-to-date net interest income was down $177 thousand despite a $9.6 million or 1.4% increase in average earning assets, as our net interest margin declined 11 basis points from 3.77% to 3.66%. Due in large part to the reduction in the second quarter provision for loan loss expense, the year-to-date provision of $833 thousand was down $1.367 million as compared to the first six months of 2003.

While gains on the sale of securities for the first half of 2004 were down $731 thousand when compared to last year, total non-interest income rose $105 thousand, the increase impacted primarily by the same factors impacting the second quarter increase".

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. The Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.